Exhibit 99.1

                   Esterline Announces Pricing of $175 Million
                 Private Placement of Senior Subordinated Notes

    BELLEVUE, Wash.--(BUSINESS WIRE)--June 5, 2003--Esterline Technologies (NYSE:ESL)(www.esterline.com) today announced that it has priced a private placement of $175 million aggregate principal amount of its 7.75% Senior Subordinated Notes due 2013. Esterline will use the net proceeds from this private placement to fund the recently announced acquisition of Weston Aerospace and for general corporate purposes, including the repayment of debt. The private placement is scheduled to close on Wednesday, June 11, 2003 and is subject to various closing conditions, including the consummation of the acquisition of Weston Aerospace.
    The Notes were offered within the United States only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. purchasers under Regulation S under the Securities Act.
    The Notes being sold by Esterline have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.
    This news release does not constitute an offer to sell, or the solicitation of an offer to buy the Notes.
    Esterline is a leading specialty manufacturer of highly engineered products serving primarily aerospace and defense markets.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future expectations of the management of Esterline, are not guarantees of future actions or performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission, including Esterline's Annual Report on Form 10-K for the year ended October 25, 2002.

    CONTACT: Esterline Technologies
             Brian D. Keogh, 425/453-9400